Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-1 and related Prospectus of Therapix Biosciences Ltd. (the “Company”) dated January 30, 2020, and to the incorporation by reference therein of our reports dated May 15, 2019, with respect to the consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 2018, included in its Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
Haifa, Israel	KOST FORER GABBAY & KASIERER
January 30, 2020	A Member of Ernst & Young Global

A member firm of Ernst & Young Global Limited